Exhibit 21.1

Subsidiaries of Grid Dynamics Holdings, Inc.*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cometera Ukraine, LLC	Ukraine
Congreve Computing Ltd.	United Kingdom
GD AM, LLC	Armenia
Grid Dynamics B.V.	Netherlands
Grid Dynamics DOO Beograd – Vračar	Serbia
Grid Dynamics International, LLC	Delaware
Grid Dynamics Jamaica Limited	Jamaica
Grid Dynamics Mexico S. de R.L. de C.V.	Mexico
Grid Dynamics Netherlands B.V.	Netherlands
Grid Dynamics Poland Spolka z o.o.	Poland
Grid Dynamics Private Limited	India
Grid Dynamics Romania S.R.L.	Romania
Grid Dynamics S.R.L.	Republic of Moldova
Grid Dynamics Services B.V.	Netherlands
Grid Dynamics Singapore PTE Ltd.	Singapore
Grid Dynamics Soft B.V.	Netherlands
Grid Dynamics Switzerland GmbH	Switzerland
Grid Dynamics UK Ltd.	United Kingdom
Grid Dynamics Ukraine, LLC	Ukraine
Headrunner Ltd.	United Kingdom
JUXT LTD.	United Kingdom
Mobile Computing S.A.	Argentina
Mutual Mobile Inc.	Delaware
MutualMobile Solutions Private Limited	India
Next Sphere Technologies Inc.	Florida
NextSphere Technologies (India) Private Limited	India
Tacit Knowledge, Inc.	California
Tixx Soft LLC	Ukraine
* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.